Exhibit 99.1

CONTACT

Robert R. Foley

Chief Financial Officer

(212) 297-1000

FOR IMMEDIATE RELEASE

GRAMERCY CAPITAL CORP. REPORTS

FIRST QUARTER 2008 RESULTS

First Quarter Highlights

•      For the quarter, generated FFO of $24.0 million, an increase of $4.4 million, or 22%, from the $19.6 million generated in the same quarter of the previous year.  On a fully diluted per share basis, FFO was $0.69 and $0.71 for the first quarter of 2008 and 2007, respectively.

•      For the quarter, generated net income available to common stockholders of $23.1 million, or $0.66 per diluted share, an increase of 36% from $17.0 million, or $0.62 per diluted share, for the same quarter in the previous year.

•      Completed on April 1, 2008, the acquisition of American Financial Realty Trust (NYSE: AFR) in a transaction with a total value of approximately $3.3 billion. The acquisition transformed Gramercy into a $7.4 billion diversified enterprise with complementary business lines consisting of commercial real estate finance and property investments.  Gramercy’s specialty finance business will now operate under the name Gramercy Finance, the property investment business will operate under the name Gramercy Realty, and both businesses will be divisions of Gramercy Capital Corp.  Gramercy now owns  30.4 million square feet of commercial real estate in 38 states and the District of Columbia with an aggregate value of approximately $3.5 billion, in addition to $3.9 billion of debt investments, commercial real estate securities investments, and other assets.

•      Originated or purchased $161.6 million of first mortgage loans and investment grade CMBS investments, as compared to $316.7 million in the fourth quarter of 2007, due to a marketwide decline in transaction volume and management’s focus on closing the AFR transaction.

•      Realized $6.9 million of investment income from the payoff at par plus all accrued charges of a non-performing first mortgage loan, and a gain of $3.5 million from the purchase at a discount of investment grade CRE CDO bonds previously issued by two of the Company’s CDOs.

•      Boosted the provision for loan losses by $8.0 million, comprised of a gross provision of $9.9 million and the reversal of previously-recorded reserves of $1.9 million, based on Gramercy’s recurring review of its loan portfolio, and continued illiquidity in the commercial real estate capital markets.

•      Liquidity at quarter-end prior to the closing of the AFR transaction included $307.6 million of cash-on-hand, $75.5 million of cash in Gramercy’s three CDOs, and immediate availability under secured and unsecured credit facilities of $125.3 million.  Additionally, Gramercy retained untapped capacity under its secured and unsecured credit facilities of $651.3 million.

•      Recycled capital by aggressively managing its loan portfolio to generate $140.2 million of loan repayments, including the successful resolution of a non-performing first mortgage loan that was repaid at par plus all accrued default interest, late charges, other fees, and legal and collection costs.  Additionally, Gramercy’s syndications team sold three loans or interests in loans, with an aggregate commitment amount of $198.4 million and an aggregate unpaid principal balance of $85.1 million.  Unfunded commitments associated with existing loans declined sharply to $165.6 million from $297.8 million at December 31, 2007.

•      Declared a regular dividend of $0.63 per common share, and a dividend for the Series A Preferred Stock for the period January 1, 2008 through March 31, 2008 of $0.50781 reflecting an annual distribution of $2.03125.  The dividends were paid on April 15, 2008 to common stockholders of record as of the close of business on April 2, 2008, and to preferred stockholders of record as of the close of business on March 31, 2008.

Summary

NEW YORK, N.Y. – April 16, 2008 – Gramercy Capital Corp. (NYSE: GKK) today reported funds from operations (“FFO”) of $24.0 million, or $0.69 per diluted share, and net income available to common stockholders of $23.1 million, or $0.66 per diluted share, for the quarter ended March 31, 2008.  Gramercy generated total revenues of $86.1 million during the first quarter of 2008, an increase of $18.0 million, from $68.1 million during the same quarter of the prior year.

Investment Activity

Gramercy originated three separate first mortgage investments during the first quarter with an aggregate unpaid principal balance of approximately $118.2 million, net of unamortized fees and discounts.  Gramercy’s Real Estate Securities Group (“RESG”) acquired a total of $43.4 million of AAA and AA rated fixed rate commercial mortgage real estate securities during the quarter.

The unpaid principal balance at closing, net of unamortized fees, discounts and unfunded commitments, allocated by investment type, and the weighted average yields of  Gramercy’s debt investments and real estate securities originated or acquired during the quarter ended March 31, 2008, were as follows:

	Debt Investments ($ in millions)	% Allocation of Debt Investments	Fixed Rate: Average Yield	Floating Rate: Average Effective Spread over LIBOR
Whole Loans - Floating Rate	$118.2	100%	—	359 bps
Mezzanine Loans – Floating Rate	—	—	—	—
Subtotal	$118.2	100.0%	—	359 bps
Real estate securities – Floating Rate	$30.4	70.0%	—	933 bps
Real estate securities – Fixed Rate	$13.0	30.0%	10.72%	—
Subtotal	43.4	100.0%	10.72%	933 bps
Total	$161.6

Note:  Investments are presented net of unamortized fees, discounts, and unfunded commitments.

Asset yields for floating rate debt originations during the quarter ended March 31, 2008 were 30-day LIBOR plus 359 basis points as compared to 30-day LIBOR plus 569 basis points in the previous quarter, since all of Gramercy’s first quarter originations were first mortgage loans, while 92.5% of the prior quarter’s debt originations were mezzanine loans which typically carry higher yields.  The weighted average last-dollar loan-to-value ratio based on the as-is appraised value of Gramercy’s debt investments originated during the first quarter was 59.8%, down from 60.2% in the prior quarter.  As of March 31, 2008, debt investments had a carrying value of approximately $2.6 billion, net of unamortized fees and discounts of $55.6 million, and unfunded commitments of $165.6 million.  Commercial mortgage real estate securities investments totaled $836.0 million as of March 31, 2008, net of unamortized discounts and other adjustments of $33.3 million.  Approximately 90% of Gramercy’s commercial mortgage real estate securities investments are rated AAA.

The aggregate carrying values, allocated by investment type and weighted average yields of Gramercy’s debt and commercial mortgage real estate securities investments as of March 31, 2008 were as follows:

	Debt Investments ($ in millions)	% Allocation of Debt Investments	Fixed Rate: Average Yield	Floating Rate: Average Effective Spread over LIBOR
Whole Loans - floating rate	$1,565.3	61.3%	—	337 bps
Whole Loans - fixed rate	$155.3	6.1%	7.15%	—
Subordinate Mortgage Interests - floating rate	$142.9	5.6%	—	471 bps
Subordinate Mortgage Interests - fixed rate	$43.3	1.7%	8.31%	—
Mezzanine Loans - floating rate	$411.8	16.1%	—	603 bps
Mezzanine Loans - fixed rate	$223.5	8.7%	8.99%	—
Preferred Equity - floating rate	—	—	—	—
Preferred Equity - fixed rate	$11.9	0.5%	10.09%	—
Subtotal	$2,553.9	100.0%	8.30%	398 bps
Real estate securities – floating rate	$54.3	6.5%	—	783 bps
Real estate securities – fixed rate	$781.7	93.5%	6.21%	—
Subtotal	$836.0	100.0%	6.21%	783 bps
Total	$3,389.9

Note:  Investments are presented net of unamortized fees, discounts, and unfunded commitments.

Asset yields for fixed rate and floating rate debt investments as of March 31, 2008 were 8.30% and 30-day LIBOR plus 398 basis points, respectively, compared to 8.45% and 30-day LIBOR plus 395 basis points, respectively, in the previous quarter.  Asset yields on Gramercy’s floating rate first mortgage loans increased slightly to 30-day LIBOR plus 337 basis points as compared to 30-day LIBOR plus 332 basis points in the previous quarter.  First mortgage loans remain the majority of Gramercy’s debt portfolio, standing at 67.4% at March 31, 2008 as compared to 68.2% in the previous quarter.

The weighted average remaining term of Gramercy’s debt investment portfolio decreased slightly to 2.1 years from 2.2 in the prior quarter, and the weighted average remaining term of Gramercy’s combined debt and real estate securities portfolio decreased to 3.9 years from 4.0 years.

Operating Results

Debt investments generated investment income of $74.6 million for the first quarter, including yield maintenance and prepayment penalties.  Gain on sales and other income of $7.8 million consisted primarily of a $3.5 million gain resulting from the purchase at a discount of investment grade CRE CDO bonds previously issued by two of Gramercy’s CDOs, and investment earnings on the Company’s substantial cash balances during the quarter.  The bonds were not retired, but are reflected on Gramercy’s balance sheet as a reduction in the amount of CDO bonds outstanding at quarter-end.

Interest expense of $41.4 million for the first quarter primarily reflects interest expense on $2.7 billion of investment-grade, long-term notes issued by our three wholly-owned CDOs, and other sources of debt capital.

Fees payable to affiliates of SL Green for the quarter includes a $2.5 million incentive fee earned as a result of Gramercy’s return to common shareholder equity materially exceeding the 9.5% threshold.

Management, general and administrative expenses declined by approximately $1.0 million as compared to the first quarter of the prior year, due primarily to lower compensation expense.  This expense category, when measured as a percentage of total revenue, declined to 3.2% at March 31, 2008 from 5.6% for the quarter ended March 31, 2007.

For the first quarter the Company recorded a net provision for loan losses of $8.0 million, comprised of a gross provision of $9.9 million and the reversal of previously-recorded reserves of $1.9 million.  There were no charge-offs during the quarter.  At March 31, 2008, Gramercy’s total reserve for loan losses was approximately $16.7 million relating to nine separate debt investments.

Investments in unconsolidated joint ventures contributed $3.3 million, or $0.09 per diluted share, to FFO for the first quarter of 2008.

Liquidity and Funding

Gramercy’s liquidity at March 31, 2008 consisted of $307.6 million of cash-on-hand, $75.5 million of cash in its three CDOs, and immediate availability under secured and unsecured credit facilities of $125.3 million.  Additionally, Gramercy had untapped capacity under its secured and unsecured credit facilities of $651.3 million.  Gramercy continued to limit its use of its two secured credit facilities, with only $166.8 million outstanding under these facilities at quarter-end.

Loan prepayments, partial repayments, and scheduled amortization payments were $140.2 million.  Additional liquidity for reinvestment was generated by Gramercy’s sale of three existing floating rate loans with an aggregate commitment amount of $198.4 million, an aggregate unpaid principal balance of $85.1 million, and aggregate unfunded commitments of $115.8 million.

Acquisition of American Financial Realty Trust

Gramercy completed its acquisition of American Financial Realty Trust on April 1, 2008, for approximately $3.3 billion.  The acquisition was funded in part through the assumption of $1.2 billion of debt held by ten separate lenders, three new secured loans aggregating $410.0 million (of which $75 million was provided by one of the Company’s CRE CDOs), a corporate acquisition loan of $850 million from a syndicate led by Goldman, Sachs & Co, Citigroup Global Markets Realty Corp., and SL Green Realty Corp., the issuance of $349.6 million of common equity, and the balance from cash-on-hand at AFR and Gramercy.  Gramercy Realty’s real estate portfolio consists of office buildings and well-located bank branches serving investment-grade rated financial institutions.  Over time, Gramercy expects the acquisition will provide a growth platform through which Gramercy can partner with financial institutions on financial and real estate solutions.  On a pro forma basis after closing, approximately 48% of Gramercy’s assets were comprised of commercial property, 32% of debt investments, 11% of commercial mortgage real estate securities and 9% of other assets.

Dividends

The Board of Directors of Gramercy approved a quarterly dividend of $0.63 per common share for the quarter ended March 31, 2007, which represents an annualized dividend yield of 12.0% based on Gramercy’s closing price of $21.00 on April 16, 2008.  The Board of Directors of Gramercy also approved a quarterly dividend of $0.50781 per share of its Series A Preferred Stock for the period January 1, 2008 through March 31, 2008.   The dividends were paid on April 15, 2008 to common stockholders of record at the close of business on April 2, 2008, and to preferred stockholders of record at the close of business on March 31, 2008.

Company Profile

Gramercy Capital Corp. is an integrated commercial real estate finance and property investment company operating in two complementary areas: Gramercy Finance, which focuses on the direct origination and acquisition of whole loans, subordinate interests in whole loans, mezzanine loans, preferred equity, CMBS and other real estate securities; and Gramercy Realty, which targets commercial properties leased primarily to financial institutions and affiliated users throughout the United States.  Gramercy is externally-managed by GKK Manager LLC, which is a majority-owned subsidiary of SL Green Realty Corp. (NYSE: SLG). Gramercy is headquartered in New York City, and has regional investment and portfolio management offices in Los Angeles, California, Jenkintown, Pennsylvania, and Charlotte, North Carolina.

Conference Call

The Company’s executive management team, led by Marc Holliday, President and Chief Executive Officer, will host a conference call and audio web cast on Thursday, April 17, 2008 at 2:00 p.m. EST to discuss the first quarter 2008 financial results.

The live conference will be webcast in listen-only mode on Gramercy’s web site at www.gramercycapitalcorp.com and on Thomson’s StreetEvents Network. The conference may also be accessed by dialing (866) 700-0161 Domestic or (617) 213-8832 International, using pass code Gramercy.

A replay of the call will be available from Tuesday, April 22, 2008 4:00 PM  through Tuesday, April 29, 2008 by dialing (888) 286-8010 Domestic or (617) 801-6888 International, using pass code 98296034.

To review Gramercy’s latest news releases and other corporate documents, please visit Gramercy’s website at www.gramercycapitalcorp.com or contact Investor Relations at 212-297-1017.

Disclaimer

Non-GAAP Financial Measures

During the quarterly conference call, the Company may discuss non-GAAP financial measures as defined by SEC Regulation G. In addition, the Company has used non-GAAP financial measures in this press release. A reconciliation of each non-GAAP financial measure and the comparable GAAP financial measure (net income) can be found on page 11 of this release.

Forward-looking Information

This press release contains forward-looking information based upon the Company’s current best judgment and expectations. Actual results could vary from those presented herein. The risks and uncertainties associated with forward-looking information in this release include the strength of the commercial real estate property markets, competitive market conditions, unanticipated administrative costs, general and local economic conditions, interest rates, capital market conditions, bankruptcies and defaults of borrowers or tenants in properties securing the Company’s investments, difficulties encountered in integrating American Financial Realty Trust into the Company, and other factors, which are beyond the Company’s control. We undertake no obligation to publicly update or revise any of the forward-looking information. For further information, please refer to the Company’s filings with the Securities and Exchange Commission.

Selected Financial Data

Gramercy Capital Corp.

Consolidated Statements of Income

(amounts in thousands, except per share data)

	Three Months Ended March 31,
	2008	2007
Revenues
Investment income	$74,595	$59,969
Rental revenue, net	3,699	1,736
Gain on sales and other income	7,797	6,429
Total revenues	86,091	68,134

Expenses
Interest expense	41,443	36,461
Management fees	7,145	4,839
Incentive fee	2,496	2,818
Depreciation and amortization	1,830	671
Marketing, general and administrative	2,804	3,820
Provision for loan loss	8,000	1,248
Total expenses	63,718	49,857
Income from continuing operations before equity in net income (loss) of unconsolidated joint ventures and provision for taxes	22,373	18,277
Equity in net income (loss) of unconsolidated joint ventures	3,109	(695)
Income from continuing operations before provision for taxes and gain from sale of unconsolidated joint venture interest	25,482	17,582

Provision for taxes	(11)	(534)
Net income	25,471	17,048
Preferred stock dividends	2,336	—
Net income available to common stockholders	$23,135	$17,048

Basic earnings per share:
Net income available to common stockholders	$0.66	$0.66

Diluted earnings per share:
Net income available to common stockholders	$0.66	$0.62

Dividends per common share	$0.63	$0.56

Basic weighted average common shares outstanding	34,854	26,027
Diluted weighted average common shares and common share equivalents outstanding	35,015	27,472

Gramercy Capital Corp.

Consolidated Balance Sheets

(Amounts in thousands, except share and per share data)

	March 31,	December 31,
	2008	2007
Assets:
Cash and cash equivalents	$307,647	$293,126
Restricted cash equivalents	75,547	135,957
Loans and other lending investments, net	2,358,732	2,441,747
Commercial mortgage backed securities	835,922	791,983
Investment in unconsolidated joint ventures	53,066	49,440
Loans held for sale, net	195,178	194,998
Commercial real estate, net	187,769	184,121
Accrued interest	21,197	24,177
Deferred financing costs	42,258	44,381
Deferred costs	1,696	2,271
Other assets	50,709	42,877
Total assets	$4,129,721	$4,205,078

Liabilities and Stockholders’ Equity:
Repurchase agreements	$166,777	$200,197
Credit facility	50,000	—
Collateralized debt obligations	2,721,700	2,735,145
Mortgage notes payable	153,624	153,624
Management fees payable	3,239	2,852
Incentive fee payable	2,496	2,765
Dividends payable	24,280	93,992
Accounts payable and accrued expenses	21,921	35,188
Derivative instruments, at fair value	116,148	72,495
Other liabilities	12,432	10,085
Junior subordinated deferrable interest debentures held by trusts that issued trust preferred securities	150,000	150,000
Total liabilities	3,422,617	3,456,343

Commitments and contingencies	—	—

Stockholders’ Equity:
Common stock, par value $0.001, 100,000,000 shares authorized, 34,853,911 and 34,850,577 shares issued and outstanding at March 31, 2008 and December 31, 2007, respectively	34	34
Series A cumulative redeemable preferred stock, par value $0.001, liquidation preference $115,000, 4,600,000 shares authorized, 4,600,000 shares issued and outstanding at March 31, 2008 and December 31, 2007, respectively	111,205	111,205
Additional paid-in-capital	687,426	685,958
Accumulated other comprehensive income	(108,859)	(65,658)
Retained earnings	17,298	17,196
Total stockholders’ equity	707,104	748,735
Total liabilities and stockholders’ equity	$4,129,721	$4,205,078

Gramercy Capital Corp.

Reconciliation of Non-GAAP Financial Measures

(amounts in thousands, except per share data)

	For the Three Months Ended
	2008	2007
Income from continuing operations	$25,482	$17,582
Add:
Depreciation and amortization	4,589	2,419
FFO adjustment for unconsolidated joint ventures	186	1,947
Less:
Provision for taxes	(11)	(534)
Dividends on preferred stock	(2,336)	—
Non real estate depreciation and amortization	(3,877)	(1,836)
Funds from operations	$24,033	$19,578

Funds from operations per share - basic	$0.69	$0.75
Funds from operations per share - diluted	$0.69	$0.71